SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): May 18, 2012

SINO CLEAN ENERGY INC.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

001-34773	75-2882833
(Commission File Number)	(IRS Employer Identification No.)

Room 1502, Building D, Wangzuo International City Building No. 1 Tangyuan Road, Gaoxin District Xi'an, Shaanxi Province, People’s Republic of China	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(86-29) 8209-1099
___________________________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 18, 2012, Sino Clean Energy Inc. (the “Company”) was notified by local court authorities that its Dongguan production facility was to be closed pending the outcome of an ongoing lawsuit filed against Yongchang Paper Industry Co. Ltd. (“Yongchang”), a neighboring business.

The Company’s Dongguan facility, located in Liu Yong Wei Industrial Park, Wan Jiang District, Dongguan City, Guangdong Province, is situated on the same grounds as Yongchang’s manufacturing facilities. In August 2010, the Company entered into an agreement with Yongchang to purchase approximately 30 acres of land and a production factory for a total purchase price of approximately $5,550,000 (RMB 37,200,000). The Dongguan factory was completed and commenced production in January 2011. As of the date of this report, however, Yongchang was still in the process of transferring the land use right certificate for the land on which the Dongguan facility is located, which entitles the holder to use the land and gain the title to the buildings located upon such land.

Yongchang, a start-up paper products company, had planned to launch initial production in 2011. However, due to the nationwide tightening of credit in 2010 through 2011, a policy that the PRC government had instituted in an effort to curb credit-driven inflation, Yongchang was unable to obtain sufficient capital to launch production according to schedule. In late December 2011, Yongchang’s facilities were sealed by local authorities in connection with a complaint that was filed in local court by Yongchang creditors.

The Company’s Dongguan facility continue to operate until May 18, 2012, when, as a result of Yongchang’s failure to timely transfer the land use right certificate for the Dongguan facility to the Company, the local court issued an order to seal the Dongguan facility, despite the Company’s full and separate contractual right to the land and facility thereon.

The Company is in the process of appealing the court order and intends to defend its contractual rights vigorously and to the fullest extent under PRC law. Pursuant to the terms of the agreement with Yongchang, if Yongchang fails to transfer the land and property certificates to the Company on schedule, or leaves the land and property to a third party as pledge, the agreement becomes invalid and Yongchang must refund the full amount of the purchase price to the Company and pay a default penalty equal to 10% of the total transaction price.

However, as a result of the court order, since the afternoon of May 18, 2012, Company has been forced to suspend production at its Dongguan facility. The Company is aggressively seeking to identify alternative production options and may lease additional facilities to service its Guangdong customers pending resolution of the Dongguang facility. Until production is resumed, the Company may incur substantial losses on outstanding purchase orders and may lose business opportunites with current and future customers in the area. The Company is revisiting its 2012 earnings guidance and will revise its guidance to account for any effect that the Dongguan plant closure may have on the Company’s results of operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 21, 2012	Sino Clean Energy Inc.

	By:	/s/ Baowen Ren
Name: Baowen Ren Title: Chief Executive Officer